                                                                   EXHIBIT 10.41

                              COAL SUPPLY AGREEMENT


     THIS COAL SUPPLY AGREEMENT ("Agreement") entered into this 9th day of August, 1989 by and between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation ("Buyer") and SHAWNEE COAL COMPANY, a Tennessee corporation, and ROBERTS BROS. COAL CO. INC., a Kentucky corporation (hereafter severally, collectively and jointly "Seller").


                              W I T N E S S E T H:

     WHEREAS, Buyer is an electric utility company which desires to purchase steam coal; and

     WHEREAS, Seller has access to various sources of such coal and desires to supply such coal to Buyer.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of coal on the terms and conditions set forth herein.

1.   TERM

     1.1 TERM. Except for specific effective dates described in specific sections herein, the term of this Agreement shall commence on March 1, 1989 and shall continue until and including December 31, 1995. Buyer shall have the right, but not the obligation, to renew this Agreement for up to three (3) additional five (5) year periods, such right to be exercised by notice in writing to Seller no later than sixty (60) days prior to the end of the existing period. The Base Price upon any such renewal shall be agreed upon by the parties subject to the provisions of Section 6.2.

2.   QUANTITY

     2.1 ANNUAL QUANTITY. This section effective January 1, 1989. Except as adjusted under Section 2.3, Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual tonnages ("Annual Quantity").

          YEAR           ANNUAL QUANTITY (TONS)

          1989           364,000
          1990           364,000
          1991           500,000
          1992           750,000
          1993           750,000
          1994           750,000
          1995           750,000

     2.2 RATE OF SHIPMENT. The Annual Quantity shall be shipped in accordance with a reasonable monthly delivery schedule supplied by Buyer to Seller as further provided in Section 2.3. Time is of the essence with respect to the schedule so established, and failure by Seller to deliver in timely fashion shall constitute a default within the meaning of Section 15 of this Agreement.

     2.3 NOTIFICATION. By December 1 of each Agreement year, Buyer shall specify by written notice to Seller the monthly quantities to be delivered in the following Agreement year. Commencing on January 1, 1991, upon 6 months notice to Seller, Buyer may change the quantity to be delivered under this Section within a range of +/- 20% of specified annual tonnage, except that in no event shall Buyer specify less than 400,000 tons for the 1991 Agreement year, and 600,000 tons for Agreement years 1992 and following. Further, Buyer shall have the option to purchase up to an additional 168,000 tons per year for 1989 and 1990.

3.   SOURCE AND DELIVERY

     3.1 SOURCE. The coal sold hereunder, including coal purchased from third parties, shall be supplied from Western Kentucky geological seams Nos. 4, 6, 8, 9, 11, 12 and 13 or their equivalent in the opinion of Buyer. The source is described with particularity in Exhibit A "Coal Property" attached hereto and made a part hereof (hereafter "Coal Property"). The designated source of coal of the quality set forth in Section 4.1 (Standard Specifications) are the following mines: Cardinal Mine, Hopkins County, Kentucky; Oriole Mine, Hopkins County, Kentucky; Donaldson Creek Mine, Hopkins County, Kentucky; Diamond Mine, Webster County, Kentucky; Kohl Trust Mine, Hopkins County, Kentucky and such other reserves as Seller may procure over the life of this Agreement. Seller may provide coal from any combination of sources provided that the Standard Specifications under Section 4.1, in Buyer's sole reasonable judgment, are met or exceeded. Seller shall promptly notify Buyer of any such changes. In the event Buyer approves any source(s) with such different specifications, the price for such coal shall be determined as set forth in Section 3.4.

     3.2 ASSURANCE OF OPERATION AND RESERVES. Seller represents and warrants that the Coal Property contains economically recoverable cost of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and at the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses. Seller hereby dedicates to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property so as to fulfill the quantity requirements hereof.

     3.3 NON-DIVERSION OF COAL. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

     3.4 SUBSTITUTE COAL. Notwithstanding the above representations and warranties, in the event of Seller's inability to produce coal in the quantity and at the quality required by this Agreement, Seller may, with the express written consent of Buyer, and subject to any reasonable terms Buyer may require including, without limitation, the right to share equally in the savings realized by Seller, supply coal (in all respects of the same or better quality in Buyer's sole opinion as that provided from the Coal Property) from other facilities and mines; provided however that the fully evaluated price to Buyer of any such coal shall not be greater than said fully evaluated price in $/MMBTU would have been had the coal been supplied from the Coal Property ("fully evaluated price" as used in this Agreement shall mean the price of coal FOB rail car or barge, plus transportation, plus or minus, as applicable, quality adjustments, if any.)

     3.5 RAIL DELIVERY. Buyer and Seller hereby select rail transportation on the Paducah & Louisville (PAL) Railway as the method of shipment for all coal under this Agreement. Title to and risk of loss of coal will pass to Buyer and the coal will be considered to be delivered when it is loaded into the railcars at the Cardinal Mine rail loading facility near Madisonville, Kentucky on the PAL railway. Buyer or its contractor shall furnish suitable railcars in accordance with a delivery schedule provided by Buyer to Seller. With Buyer's prior approval, Seller may deliver the coal to any rail loading facility ("Delivery Point"), provided, however, the total delivered cost of the coal by train to Buyer's generating stations from any Delivery Point shall not exceed the total delivered cost of coal by unit train to Buyer's Generating Station(s) from the Cardinal Mine Delivery Point on the PAL Railway near Madisonville, Kentucky. Any savings in transportation expenses resulting from coal loaded at a Delivery Point closer to Buyer's Generating Station(s) than the Delivery Point of the Cardinal Mine, on the PAL Railway near Madisonville, Kentucky shall belong to Buyer. Seller shall be responsible for any pay the cost of repairs for any damages caused by Seller or its producer(s) to railcars owned or leased by Buyer while such railcars are in Seller's control or custody. Seller agrees to comply with the provision of PAL Tariff 4000 and its supplements or other tariffs as applicable.

     3.5.1 BARGE DELIVERY. Buyer shall be entitled, upon prior reasonable notice to Seller, to change the specified mode of delivery for all or a portion of the Annual Quantity, subject to the availability of a barge loading facility. Any such change shall be made pursuant to Section 9 of this Agreement. In the event barge delivery is selected by Buyer for all or a portion of the Annual Quantity, the following provisions shall apply, effective on the date of election:

     The coal shall be delivered to Buyer F.O.B. barge, title and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer's barging contractor from the loading dock. Buyer or its contractor shall furnish suitable barges in accordance with a delivery schedule provided by Buyer to Seller. Seller may deliver the coal to any loading facility ("Delivery Point"), provided, however, the total delivered cost of the coal by barge to Buyer's generating stations from any Delivery Point shall not exceed the total delivered cost of coal by barge to Buyer's Generating Station(s) form the Sebree Dock Point at mile point
44.0 on the Green River. Any savings in transportation expenses resulting from coal loaded at a Delivery Point closer to Buyer's Generating Station(s) than the Delivery Point of the Sebree Dock shall belong to Buyer.

     Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and trimming the coal into barges to the property draft and the proper distribution within the barges. Buyer shall reimburse Seller for such reasonable and actual trucking and transfer charges and shall arrange for transporting the coal by barge from the loading dock to its Generating Station(s) and shall pay for the cost of such transportation.
For delays caused by Seller in handling the scheduling of shipments with Buyer's barging contractor Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer relating to barges furnished by Buyer) which accrue at the Delivery point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable. Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer's barging contractor be provided convenient and safe berth free of the wharfage, dockage and port charges; that while the barges are in the are and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer's barging contractor; and that the loading dock operator carry landing owners or wharfinger's insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for notification of Buyer in the event of termination of the insurance.

4.   QUALITY

     4.1 QUALITY. This section effective March 1, 1989. The coal delivered hereunder shall conform to the following specifications on an "as received" basis:

I.   Standard Specification


                         Guaranteed Monthly            Rejection Limits
Specification             Weighted Average              (per shipment)
- -----------------------------------------------------------------------

BTU/LB.                  min. 11,700                   < 10,850>
MOISTURE                 max. 7.7 lbs/MMBTU            > 11.5
ASH                      max. 10.0 lbs/MMBU            > 12.3
SULFUR                   max. 3.0 lbs/MMBTU            > 3.3
SULFUR                   min. 1.8 lbs/MMBTU            < 1.8>
CHLORINE                 max. .05 lbs/MMBTU            > .07
FLUORINE                 max. .013 lbs/MMBTU           > .013
NITROGEN                 max. 1.15 lbs/MMBTU           > 1.40

ASH/SULFUR RATIO         min. 2                        < 2>
Size (3" x 0")
     Top size (inches)   max. 3"                       > 3"
     Fines (% by wgt)
     passing 1/4 inch.
     screen              max. 3"                       > 35%

% BY WEIGHT:
     VOLATILE            max. 38                       > 38
     VOLATILE            min. 29                       < 29>
     FIXED CARBON        max. 50                       > 50
     FIXED CARBON        min. 42                       < 40>
     GRINDABILITY (HGI)  min. 55                       < 50>
     SLAGGING FACTOR*    max. 1.6                      > 1.9
     FOULING FACTOR**    max. 0.2                      > 0.4


ASH FUSION TEMPERATURE (DEG.F) (ASTM D1857)
- ----------------------------------------


                                        7


REDUCING ATMOSPHERE
- --------------------
     Initial Deformation      min. 1940                min. 2000
     Softening (H=W)          min. 2035                min. 2100
     Softening (H=1/2 W)      min. 2085                min. 2200
     Fluid                    min. 2190                min. 2300

OXIDIZING ATMOSPHERE
- --------------------
     Initial Deformation      min. 2300                min. 2350
     Softening (H=W)          min. 2330                min. 2400
     Softening (H=1/2 W)      min. 2425                min. 2500
     Fluid                    min. 2490                min. 2525

*    Slagging Factor (R/s)=(B/A) x (Percent Sulfur by Weight/Dry)

**   Fouling Factor (R/f)=(B/A) x (Percent Na/2/0 by Weight/Dry)


     The Base Acid Ratio (B/A) is herein defined as:

     BASE ACID RATIO (B/A) =  (Fe  0     DIVIDED BY  Ca0 + Mg0 + Na 0 + K 0)
                               --------------------------------------------
                                 2  3                              2     2


                                     (Si0  +  A1  0    +  T10  )

                                         2      2   3        2


     All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than thirty percent (30%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

               [Note:  As used herein > means greater than; < means less than].

     4.2 SHIPMENT. As used herein, a shipment shall mean one barge load, a barge lot load, or one unit trainload, as the case may be.

     4.3  REJECTION.

          a. Buyer has the right, but not the obligation, to reject any shipment or car load(s) which fail(s) to conform to the Rejection Limits set forth in Section 4.1 or contains

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

extraneous materials or improperly sized coal. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in
Section 5.3 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost if the coal is rightfully rejected. Seller shall replace the rejected coal within five (5) working days with coal conforming to the Rejection Limits set forth in Section
4.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase an equivalent amount of coal from another source in order to replace the rejected coal and Seller shall reimburse Buyer for any amount that the total delivered cost to Buyer of such coal purchased from another source exceeds the then current delivered cost of coal sold to Buyer under this Agreement. Seller shall be responsible to pay or reimburse Buyer for any and all freight or transportation expenses that have been incurred for rightfully rejected coal.

          b. If Seller notifies Buyer prior to receipt of the shipment by Buyer at the Generating Station(s) that such shipment fails to conform to the Rejection Limits in Section 4.1, then Buyer has the option to accept or reject such shipment. If such shipment is not accepted by Buyer it shall not be considered as a rejection under paragraph a, or subject to the penalty set forth in paragraph c. If Buyer chooses to accept such non-conforming coal, such shipment will be considered as a delivery of a part of the quantity Buyer is obligated to purchase from Seller and shall not be considered as part of the Monthly Weighted Average specification set forth in Section 4.1, providing Buyer and Seller have agreed to a price for such non-conforming coal. In the event the results of the analysis of such shipment do conform to the Rejection Limits set forth in Section 4.1, Buyer shall pay the price as established under Section 6.

          c. If Buyer unloads a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in Section 4.1 or because such shipment contained extraneous materials or improperly sized coal and Seller had not advised prior to unloading that such shipment is a non-conforming shipment, then such non-conforming coal shall be deemed accepted by Buyer; however, the price shall be adjusted in accordance with Section 6 and the quantity Buyer is obligated to purchase from Seller, at Buyer's sole option, shall be reduced in each calendar year by the amount of each such non-conforming shipment. Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

     4.4  SUSPENSION AND TERMINATION.

          a. If the coal sold hereunder fails to meet one or more of the Monthly Average Guarantees set forth in Section 4.1 for any 3 months in a 6 month period for moisture in a 6 month period for any other specification(s), or if 9 barge shipments in a 30 day period are rejected or rejectable by Buyer, or if Buyer receives at Generating Station(s) 2 unapproved rail shipments which are rejectable under Section 4.3, in any 30 day period, Buyer may upon notice confirmed in writing, suspend future shipments except shipments already loaded into barges and/or railcars. Seller shall, within 10 days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Monthly Average Guarantees set forth in Section 4.1. or that the source will exceed the rejection limits set forth in Section 4.1. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement on 5 days notice. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's

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

reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer's sole option. Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or delay the resumption of shipment. If Seller, after such assurances, fails to meet the Monthly Average Guarantees for moisture or BTU's due to whether for 3 months within the next 6 months or for 1 month within the next 6 months for any other Monthly Average Guarantee or if 3 barge shipments or 1 rail shipment are rejected or are rejectable within one month during such six month period, then Buyer may terminate this Agreement and purchase alternative coal and recover from Seller as damages the difference between the cost of cover and the contract price herein, or such other entitlement to damages as may be available to Buyer at law or in equity.

5.   WEIGHTS, SAMPLING AND ANALYSIS

     5.1 WEIGHTS. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the Generating Station(s) unless another method is mutually agreed upon by the parties. Such scales shall be duly certified by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be inaccurate, over or under the tolerance range allowable for the scale, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

     5.2 SAMPLING AND ANALYSIS. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Buyer's laboratory at Buyer's expense in accordance with A.S.T.M. specifications. Samples for analyses shall be taken by any reliable and industry accepted standard, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Seller represents that it is familiar with Buyer's sampling and analysis practices, and finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer's sampling and analysis practices. Any such changes in Buyer's sampling and analysis practices shall, except for industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

     Each sample taken by Buyer shall be divided into 3 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Buyer, one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary, and one part ("Referee Sample") shall be retained by Buyer for a period of 45 days. Seller shall be given timely and routine copies of all analyses made by Buyer. Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis, Buyer's analysis shall be used to determine the quality of the coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

     If any dispute arises within 30 days of the date of sampling, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory ("Independent Lab") mutually chosen by Buyer and Seller. The analysis of the Independent Lab shall control to the extent provided in this Section. A dispute shall be deemed not to exist and

Buyer's analysis shall prevail if the analysis of a sample made by the commercial testing laboratory differs from the analysis of Buyer by an amount equal to or less than:

     (i)    0.50% moisture or
     (ii)   0.50 ash on a dry basis or
     (iii)  100 Btu/lb. on a dry basis, or
     (iv)   0.10% sulfur on a dry basis.

     The cost of the analysis made by the Independent Lab shall be borne by Seller if Buyer's analysis prevails and by Buyer if the analysis of the Independent Lab prevails.

     5.3 FREEZE CONDITIONING. At Buyer's request, Seller shall treat (or have treated) any shipment of coal hereunder with a freeze conditioning agent (No. 8897, supplied by Nalco Chemical Co., or equivalent) in order to prevent deterioration in coal quality during shipment. If requested by Buyer, Seller shall also treat (or have treated) any rail cars specified by Buyer with a side release conditioning agent (No. 8885, supplied by Nalco Chemical Co., or equivalent).

     The prices for such chemical treatment effective on the date of execution of this Agreement shall be $.47 per ton of coal or $.15 per ton per application for railcar treatment, as the case may be. Once each year beginning on September 1, 1989, prices shall be subject to review at the request of either party for revisions to become effective on October 1. The parties shall negotiate in good faith to conclude agreement on price revisions, if any. In the vent of failure to agree within ninety (90) days after commencement of negotiations, the existing prices shall remain in effect until the next review period. If after renewing negotiations for an additional ninety (90) days during the ensuing review the parties are still unable to agree, then either shall have the right to discontinue performance of freeze conditioning services.

     Nothing herein shall require Buyer to contract with Seller for such services.

     Invoicing procedures shall be pursuant to Section 7.3.

6.   PRICE

     6.1 PRICE. The Base Price of Coal is $.83120/MMBTU, F.O.B. rail car, effective March 1, 1989, and continuing until December 31, 1989. Thereafter, the Base Price shall be in accordance with the following schedule:


     Year      Base Price, FOB Rail*    Effective Date
     ----      ---------------------    --------------
     1990      $ .85470                 January 1, 1990
     1991      $ .89085                 January 1, 1991
     1992      $ .92410                 January 1, 1992
     1993      $ .96171                 January 1, 1993
     1994      $1.00094                 January 1, 1994
     1995      $1.04017                 January 1, 1995

     *  in $/MMBTU


The Base Price is inclusive of all federal, state, municipal and local taxes, fees and costs of any kind whether arising from government law, rule, regulation or otherwise, including, without limitation, all costs of conforming to federal and state mining and reclamation laws, rules and regulations as of January 1, 1991. In the event any new laws, rules, regulations or ordinances are imposed subsequent to January 1, 1991, Buyer or Seller, as appropriate, shall compute and document the effect of such laws, rules, regulations or ordinances on Base Price and, if the effect is material (as hereafter defined), either party may propose an increase or decrease as the case may be in Base Price. "Material" as used herein shall mean increases or decreases in taxes, fees or costs totaling more than three percent (3%) of the then current Base Price, which are attributable to any such new laws, rules, regulations or ordinances. Any such proposal shall be made in writing and shall include such information and data as is reasonably necessary to substantiate the proposal. The parties shall thereupon endeavor in good faith to reach an agreement with respect to any revision in Base Price. If no agreement is concluded within sixty (60) days after the date of receipt of any such proposal, the matter shall be submitted for resolution under
Section 14 "Disputes" of this Agreement.

     The following additional conditions shall apply to any such proposal:

          a. RECORDS AND AUDIT. Seller shall maintain all records relating directly or indirectly to any proposed revision in Base Price and shall furnish to Buyer substantiation thereof, in form and detail satisfactory to Buyer. Buyer shall have the right at all reasonable times to audit and inspect such records.

          b. PRICE REVIEW. Buyer shall have the right of Price Review at any time under Section 6.2 below.

     6.2 PRICE REVIEW. The Base Price and Quality Price Adjustment provisions in Section 6 of this Agreement shall be subject to review at the request of either party, for revision(s) to become effective on January 1 of 1991 and on every fifth anniversary date thereafter if this Agreement is renewed (e.g., January 1, 1996; January 1, 2001 etc.). Buyer shall also have the right of review under this Section at any time during any Agreement Year as a result of any proposal made by Seller under Section 6.1.

     The party requesting such a review shall give written notice of its request to the other party on or before December 1st of the year prior to the effective dates. The notice shall describe the proposed adjustment(s) and the reasons therefor.

     For a period of ninety (90) days following receipt of such notice, Buyer and Seller shall diligently and in good faith endeavor to reach agreement as to reasonable revision(s) in Base Price or adjustment provisions. If the parties do not agree within such ninety (90) day period (or any mutually agreed extension thereof), either party may terminate this Agreement by giving at least nine (9) months written notice to the other and the then current Base Price shall remain in effect until the Agreement is terminated. If neither party gives the aforesaid nine
(9) months notice, the then current Base Price shall remain in effect until the next price review date or the termination of this Agreement, as the case may be.

     6.3 QUALITY PRICE ADJUSTMENTS. This section effective April 1, 1989. The Base Price is based on coal having the guaranteed "as received" monthly weighted average specifications as set forth in Section 4.1. Quality Price Adjustments (bonuses and/or penalties) shall be made to reflect variances from the Guaranteed Monthly Weighted Averages set forth in Section 4.1 as determined pursuant to Section 5.2. There shall be no sulfur bonus for coal which has a sulfur content less than 1.80 lbs/MMBTU.


     The penalty and bonus values used are:

                         PENALTY   BONUS
                         $/MMBTU   $/MMBTU
                         -------   -------

          BTU/LB.        0.2604    0.1354
          SULFUR         0.1232    0.1084
          ASH            0.0083    0.0073
          MOISTURE       0.0016    0.0014


These Bonus and Penalty amounts above are stated in 1988 dollars.

     These Bonus and Penalty amounts shall be adjusted annually by the change in the Producer's Price Index (PPI), and adjusted, for all Commodities, Table 3. Effective January 1, 1990, each amount shall be revised based on the percentage change in the PPI from November 1, 1988 through November 1, 1989 as follows:

PPI on 11/1/89 x each Bonus and Penalty Amount = Revised Bonus and Penalty
- --------------                                   Amount
PPI on 11/1/88                     (round to 4 decimal places)

Thereafter, on each January 1, beginning 1991, and continuing throughout the term of this Agreement, the Bonus and Penalty amounts shall be revised based upon the percentage change in the PPI for the 12 month period ended on November 1 of the immediately preceding year.

     6.4 PAYMENT CALCULATION. Exhibit B attached hereto shows the methodology for calculating the coal payment and adjustments to Seller for the month Seller's coal was unloaded by Buyer. If such Adjustments result in a payment to Buyer, Buyer shall apply credit to amounts owed Seller for the calendar month the coal was unloaded. If such Adjustments result in a payment to the Seller, Buyer shall pay Seller at the same time Buyer makes payment to Seller for the coal unloaded during that calendar month.

7.   INVOICES, BILLING AND PAYMENT

     7.1 INVOICE PROCEDURES FOR COAL SHIPMENTS. Seller shall invoice Buyer at the current Base Price for all coal unloaded in a calendar month by the fifteenth of the following month.

     7.2 PAYMENT PROCEDURES FOR COAL SHIPMENTS. Payment for coal unloaded in a calendar month shall be mailed by the 20th of the month following the month of unloading. Buyer shall mail all payments to Seller's account at Citizens Fidelity Bank, Louisville, Kentucky.

     7.3 INVOICE AND PAYMENT PROCEDURES FOR FREEZE CONDITIONING. Seller shall invoice Buyer for freeze conditioning treatments for coal shipments or rail cars by the 15 of the month following the month in which treatment was provided. Buyer will make payment by the 20th of such month. Invoices shall be at the rates established under Section 5.3 and only for treatments actually made.

     7.4 WITHHOLDING. Buyer shall have the right to withhold from payment of any billing or billings the amount of any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, such right to withhold to continue for the duration of the dispute or inability to verify. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold, and the parties agree to review the matter in detail within ten (10) days after Seller's receipt of such notice. In the event the parties are not able promptly to agree to a resolution, the matter shall be resolved under the Disputes provision of this Agreement. In the event and to the extent that any dispute or verification issue is resolved in Seller's favor, Seller shall add the unpaid amount to the next invoice, plus interest at the prime rate of borrowed funds charged by Manufacturers Hanover Bank as published in the most recently available Wall Street Journal, for the period between the date on which the amount would normally be paid and the actual invoice date, and Buyer shall pay such extra amount in accordance with the procedures hereof. In the event and to the extent that any dispute or verification issue is resolved in Buyer's favor, Seller shall promptly issue a credit memorandum covering the amount in question.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

8.   FORCE MAJEURE

     8.1 EVENTS OF FORCE MAJEURE. Performance of the obligations of either party hereto shall be excused to the extent prevented by an event of force majeure. As used herein, an event of force majeure shall mean an act of God; strike, lockout or other labor dispute; sabotage; fire; flood; war; riot or insurrection; explosion; accident; embargo; blockade; inability to secure supplies, fuel, power, governmental authorization or permit; breakdown of or damage to machinery, plants or equipment; interruption or shortage of transportation arrangements or equipment; regulation, rule, law, order, act or restraint of any civil or military authority; or any other event, whether of the kind herein enumerated or otherwise, which is beyond the control and without the fault or negligence of the party affected thereby and which wholly or partially prevents, interrupt or delays performance hereunder. An event is beyond the control of a party if it cannot be prevented or eliminated by the exercise of due diligence or its prevention or elimination would be accomplished only at an excessive or unreasonable cost.

     The party claiming excuse hereunder shall give the other party prompt notice of such event. Tonnage deficiencies resulting from an event of force majeure shall be made up by mutual agreement on a reasonable schedule. As used herein, the term "Seller" shall include any party mining, preparing, hauling, loading or transporting coal to Seller for resale to Buyer under this Agreement.

     8.2 ENVIRONMENTAL FORCE MAJEURE. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt laws, regulations, policies and/or restrictions relating to air pollution or otherwise which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller's mine and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party. Buyer's decisions and opinions with respect to this Section 8.2 shall be final and not subject to question or dispute by Seller.

9. CHANGES. Buyer may, at any time with Seller's mutual agreement by written notice pursuant to Section 10 of this Agreement, make changes within the general scope of this Agreement in any of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer or title and risk of loss), method(s) of weighing, sampling or analysis and such other provisions as may affect the suitability and amount of coal for Buyer's generating stations.

     If any such change causes an increase or decrease in the then current Base Price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: Base Price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

     Any claim by the Seller for adjustment under this Section shall be asserted within thirty (30) days after the date of Seller's receipt of the written notice of change, it being understood, however, that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been mutually agreed upon.

     The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment. Failure to agree within one hundred twenty (120) days after the date of assertion of any claim shall be a dispute within the meaning of Section 14 "Disputes" of this Agreement, and the parties shall refer the matter promptly for resolution under said Section 14.

10.  NOTICES

     10.1 FORM AND PLACE OF NOTICE. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given if delivered in person, transmitted by telegraph, telex, or telecopier, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested and addressed as follows:

     If to Seller:

     Shawnee Coal Company          Roberts Bros. Coal Co., Inc.
     4205 Hillboro Road            Lafoon Trail
     Nashville, TN  37215          1223
                                   Madisonville, KY  42431

     If to Buyer:

     Senior Vice President - Operations
     Louisville Gas and Electric Company
     311 West Chestnut Street
     P.O. Box 32010
     Louisville, KY  40232

     10.2 CHANGE OF PERSON OR ADDRESS. Either party may change the person or address specified above upon giving notice to the other party of such change.

     10.3 ELECTRONIC DATA TRANSMITTAL. Seller hereby agrees, at Seller's cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

11. EARLY TERMINATION. The parties recognize that, conditions not now foreseen could arise in which either Buyer or Seller, whether for economic or other compelling reasons, would desire to terminate this Agreement, in whole or in part, in advance of the expiration date. Accordingly, it is agreed that for whatever reason, each party shall have the right of early termination, in whole or in part, of its rights and obligations under this Agreement, subject to the provisions of this Agreement.

     The party desiring to exercise its rights of early termination shall give written notice thereof to the other party and pay the price for early termination as described herein. Notice may be given by either party no later than three (3) months before the end of any Agreement year, and this Agreement will be terminated at the end of such year. The price paid for such early termination shall be 10% of Base Price (not to exceed $2.00/Ton) on the effective date of termination times the minimum tonnage remaining from the effective date of the termination until the next price review period, as set forth in Section 6.2.

12. RIGHT TO RESELL. Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement. In the event Buyer resells any or all of the coal purchased hereunder that is not unloaded by Buyer, Seller's weights and analyses shall be used to determine the weights, sampling and analysis (determined in accordance with ASTM standards) of such coal resold.

13.  INDEMNITY

     13.1 INDEMNITY. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable attorney's fees) relating to the barges or railcars provided by Buyer or Buyer's contractor while such barges or railcars are in the care and custody of the loading dock, or for any failure of Seller to comply with laws, regulations or ordinances, or which arise out of the acts or omissions of Seller in the performance of this Agreement.

     13.2 INSURANCE. Seller agrees to carry insurance coverage with minimum limits as follows:

          (1)  Commercial General Liability, $1,000,000 single limit liability.

          (2)  Automobile General Liability, $1,000,000 single limit liability

          (3) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $3,000,000 for any one occurrence.

          (4) Kentucky Workers Compensation and Employer's Liability with statutory limits.

          (5) If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of Seller's original contract.

14. DISPUTES. Except as otherwise specifically provided in or permitted by this Agreement, all disputes, differences of opinion, or controversies arising in connection with this Agreement shall be resolved first, by the use in good faith of mutual best efforts to arrive at an agreeable resolution. If, after negotiating in good faith for a period of ninety (90) days, the parties are unable to agree, then either shall have the right to terminate this Agreement by giving ninety (90) days written notice to the other.

15. TERMINATION FOR DEFAULT. In the event of the failure of either party to comply with any material obligation of this Agreement, either party shall have the right to terminate this Agreement at any time by giving to the other 120 days' notice in writing of its intention to do so, specifying the default complained of. At the expiration of said 120 days, unless the party in default shall have made good such default, the party not in default shall have the right at its election to terminate this Agreement forthwith.

     This right shall be in addition to the rights provided to either party in other portions of this Agreement and by law, or in equity.

16.  CONSTRUCTION OF AGREEMENT

     16.1 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

     16.2 HEADINGS. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of the Agreement.

     16.3 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     16.4 REMEDIES CUMULATIVE. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law.

     16.5 SEVERABILITY. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     16.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     16.7 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, that Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any company, controlling, controlled by, or under common control with Buyer.

     16.8 ENTIRE AGREEMENT.. This instrument contains the entire Agreement between the parties as to coal produced and sold from the Coal Property, and there are no representations, understandings or agreements, oral or written, which are not included herein.

     16.9 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by parties hereto.

17.  AGENCY RELATIONSHIP; SELLER'S LIABILITY

     17.1 AGENCY. The relationship between Roberts Bros Coal Co. Inc. and Shawnee Coal Company, Inc. is that of principal and agent. Any action by Shawnee Coal Company, Inc. under this Agreement shall be binding on Roberts Bros. Coal Co. Inc. and vice versa and both Shawnee Coal Company, Inc. and Roberts Bros. Coal Co. Inc. hereby indemnify and hold Buyer harmless from and against any and all claims, losses, actions, damages or costs of whatever nature arising out of or resulting from the agency relationship.

     17.2 JOINT AND SEVERAL LIABILITY. The obligations and liabilities of Seller under this Agreement shall be the joint and several obligations and liabilities of Roberts Bros. Coal Co. Inc. and Shawnee Coal Company, Inc.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              BUYER:


______________________________          By: _______________________________
Attest
                                        Title: ____________________________

                                        SELLER:


______________________________          By: _______________________________
Attest
                                        Title: ____________________________

                                        SELLER:


______________________________          By: _______________________________
Attest
                                        Title: ____________________________

                                     LEGEND


1.        #4 Coal Mason Property                     91.8274 AC
          Ht. Coal 48"                          661,157.28 Tons

2.        #8 Coal Mason Property                  1,604.2241 AC
          Ht. Coal 24"                        4,775,206.76 Tons

3.        #4 Coal White Plains                       56.9330 AC
          Ht. Coal 30"                          256,198.50  Tons

4.        #9 Coal Highway 70 Miracle                 11.1843 AC
          Coal Ht. 60"                          100,658.70  Tons

5.        #11 Coal Warrior                        3,133.1497 AC
          Coal Ht. 66"                       31,018,182.03  Tons

6.        #9 Coal Warrior                         5,178.1451 AC
          Coal Ht. 60"                       46,603.305.90  Tons

7.        #4 Coal Donaldson Creek                   509.6419 AC
          Coal Ht. 48"                        3,669,421.88  Tons

8.        #14 Coal T&N Powell                        96.6639 AC
          Coal Ht. 108"                       1,565,955.18  Tons

9.        #6 Coal Diamond                         1,629.00  AC
          Coal Ht. 40"                        9,774,000.00  Tons

10.       Christian Strip                     2,445,200.70  Tons
          #13 Coal

          #12 Coal (From Donan Reserve Study) 4,087,571.10  Tons

          #11 Coal                            7,155,174.60  Tons

11.       #9 Coal Christian                         112.0321  AC
          Coal Ht. 60"                        1,008,288.90  Tons

12.       Charleston Washer                  Truck and Rail Loading Facility

14.       #9 Miracle                                 77.78  AC
          Coal Ht. 60"                          700,000.00  Tons

                         MINES IN PRODUCTION

                         STRIP RESERVES

                         UNDERGROUND RESERVES

              TOTAL EVALUATED COAL COSTS FOR P.O. OR CONTRACT NO.:

SECTION I.  Base Data

1)     Enter Base F.O.B. price per ton ($/ton)                                            [1]       $_______/ton

1a)    Enter tons of coal delivered                                                       [1a]      $_______/tons

2)     Enter guaranteed average heat content (BTU/lb)                                     [2]       $_______ BTU/LB

2r)    Enter as received monthly average heat content (BTU/lb)                            [2r]      $_______ BTU/LB

2a)    Enter Energy delivered (in MMBTU), [ (Line 1a) *  2,000 lb/ton * (Line 2r)]*
       MMBTU/1,000,000 BTU  [ (   ) * 2,000 * (   ) ]/1,000,000 +                         [2a]      $_______ MMBTU

2b)    Enter Base F.O.B. price per MMBTU, { [(Line 1) / (Line 2)]  * (1 ton/2,000 lb) }
       * (1,000,000 BTU/MMBTU)  { [ (    ) / (    ) ] / 2,000 } * 1,000,000 =             [2b]      $_______ MMBTU

3)     Enter guaranteed monthly average maximum sulfur                                    [3]       $_______ LBS/MMBTU

3r)    Enter as received monthly average sulfur                                           [3r]      $_______ LBS/MMBTU

4)     Enter guaranteed monthly average maximum ash                                       [4]       $_______ LBS/MMBTU

4r)    Enter as received monthly average ash                                              [4r]      $_______ LBS/MMBTU

5)     Enter guaranteed monthly average maximum moisture                                  [5]       $_______ LBS/MMBTU

5r)    Enter as received monthly average moisture                                         [5r]      $_______ LBS/MMBTU

SECTION II.  Penalties and Bonuses

Use the appropriate lines under either the Penalty or Bonus section according to the value of 2r, 3r, 4r and 5r.


- -                                                                                                   $/MMBTU
PENALTIES Assign a (-) to all penalties (round to 5 decimal places).
6p)    BTU/LB:  If Line 2r is less than Line 2, { 1 - [ ( Line 2r ) / ( Line 2 ) ] } *
       $0.2604 / MMBTU { 1 - [ (    ) / (    ) ] } * $0.2604 =                            [6p]      $_______ /MMBTU

7p)    Sulfur:  If Line 3r is greater than Line 3, [(Line 3r)-(Line 3)] *  $0.1232/lb     [7p]
       sulfur [ (    ) - (    ) ] * 0.1232 =                                                        $_______ /MMBTU

8p)    Ash:  If Line 4r is greater than Line 4, [ (Line 4r) - (Line 4 ] * $0.0083/lb ash
       [ (    ) - (    ) ] * $0.0083 =                                                    [8p]      $_______ /MMBTU

9p)    Moisture:  I*f Line 5r is greater than Line 5, [ (Line 5r) - (Line 5) ] * $0.0016/lb
       moisture [ (    ) - (    ) ] * $0.0016 =                                           [9p]      $_______ /MMBTU

BONUSES Assign a (+) to all Bonuses (round to 5 decimal places).

6b)    BTU/LB:  If Line 2r is greater than Line 2, { [ (Line 2r) / (Line 2) ] - 1 } * \
       $0.1354/MMBTU { [ (    ) / (    ) ] - 1} * $0.1354 =                               [6b]      $_______ /MMBTU

7b)    Sulfur:  If Line 3r is between Line 3 and 1.8 lb/MMBTU, [ (Line 3) - (Line 3r) ] *
       $0.1084/lb sulfur (NO BONUS IF LINE 3R IS LESS THAN 1.8)
        [ (    ) - (    ) ] *  $0.1084 =                                                  [7b]      $_______ /MMBTU

8b)    Ash:  If Line 4r is less than Line 4, [ (Line 4) - (Line 4r) ] * $0.0073/lb ash
       [ (    ) - (    ) ] * $0.0073 =                                                    [8b]      $_______ /MMBTU

9b)    Moisture:  If Line 5r is less than Line 5, [ (Line 5) - (Line 5r) * $0.0014/lb ]
       moisture [ (    ) - (    ) ] * $0.0014 =                                           [9b]      $_______ /MMBTU

       Determine total Penalty/Bonus adjustment as follows:
       Assign a (-) to all Penalties and a (+) to all Bonuses
       and enter the number for:
         Line 6p or 6b                                                                              $_______ /MMBTU
         Line 7p or 7b                                                                              $_______ /MMBTU
         Line 8p or 8b                                                                              $_______ /MMBTU
         Line 9p or 9b                                                                              $_______ /MMBTU

10)    Total Penalties and/or Bonuses (+/-) (    ) + (    ) + (    ) + (    ) =                     $_______ /MMBTU
         (algebraic summation of the above)

11)    Total evaluated coal price = (Line 2b) + (Line 10)
       (    ) + (    ) =                                                                            $_______ /MMBTU

12)    Total premium/penalties price adjustment for Energy delivered:  (Line 2a) * (Line 10) (+/-)
       (    ) * (    ) =                                                                            $_______

13)    Total base cost of coal (Line 2a) * (Line 2b)
       (    ) * (    ) =                                                                            $_______

14)    Total coal payment for month (Line 12) + (Line 13)
       (    ) + (    ) =                                                                            $_______
       (algebraic sum)